                                                               EXHIBIT 3.3(vii)



     3.3(vii) Amendment of Articles to Articles of Incorporation filed July 7, 1999






Advance Technologies, Inc. Form 10 SB
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                           CERTIFICATE OF AMENDMENT
                           ------------------------
                                      TO
                           ARTICLES OF INCORPORATION
                           -------------------------
                                      OF
                          ADVANCE TECHNOLOGIES, INC.
                          --------------------------


                           *************************


     The undersigned does declare and certify.

     (1) That he, Gary E. Ball, is president and Chairman of the Board of Directors, and Wendy Ball is Secretary and Director for Advance Technologies, Inc.

     (2) That the original Articles of Incorporation were filed with the Secretary of State on February 15, 1996.

     (3) The Board of Directors were given the authority to create a new class of non-voting stock at a special shareholders meeting held November 30, 1998. At a meeting of the director held 1/12/99 the directors voted to amend Article III to show a preferred series of non-voting stock.

     (4)  The Article have been amended as follows:


                                  ARTICLE III
                                SHARES OF STOCK
                                ---------------

     The amount of total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares a $0.001 par value.
     All such stock shall be designated as Common Stock. The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed by the Board of Directors from time to time, and; The amount of total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares at $0.001 par value.
     All such stock shall be designated as Preferred Stock with no voting rights. The Preferred Stock maybe issued from time to time without action by the Stockholders. The



Advance Technologies, Inc. Form 10 SB
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Preferred Stock may be issued for such consideration as may be fixed by the
Board of Directors from time to time.

     The Board of Directors may issue such shares of Common and Preferred Stock in one or more series, at such price and in such numbers of each series with such voting powers, designations, preferences and rights or qualifications, or restriction thereof as shall be stated in the resolution or resolutions adopted by them.


     IN WITNESS WHEREOF, I have hereunto set my hand this 25 day of May, 1999.





/s/ Gary E. Ball                        /s/ Wendy Ball
--------------------------              --------------------------
Gary E. Ball, President                 Wendy Ball, Secretary



                                ACKNOWLEDGMENT
                                --------------



STATE OF CALIFORNIA   )
                      )   ss.
COUNTY OF LOS ANGELES )


     On the 25 day of May 1999, Gary E. Ball and Wendy Ball personally appeared before me, a Notary Public, who acknowledged to me that they executed the foregoing document.


                                        /s/ Benny Lakatoe
                                        --------------------------
[SEAL APPEARS HERE]                     NOTARY PUBLIC


Advance Technologies, Inc. Form 10 SB
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                                         [STAMP OF STATE OF NEVADA APPEARS HERE]

                                                    /s/ Dean Heller

                                            DEAN HELLER . Secretary of State

                                                  /s/ Jacqueline Curry
                                                 ----------------------


Advance Technologies, Inc. Form 10 SB